Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kindred Biosciences, Inc. of our reports dated March 16, 2020, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Kindred Biosciences, Inc. for the year ended December 31, 2019.

We also consent to the references to us under the headings “Experts” in the prospectus and prospectus supplement, which are part of such Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California
January 15, 2021